UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2015 (December 2, 2015)

AXION INTERNATIONAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-13111 (Commission File Number)	84-0846389 (IRS Employer Identification No.)

4005 All American Way, Zanesville, Ohio (Address of principal executive offices)	43701 (Zip Code)

Registrant’s telephone number, including area code: (740) 452-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.03 Bankruptcy or Receivership

Chapter 11 Filings

On December 2, 2015, Axion International Holdings, Inc. and its subsidiaries (individually and collectively the “Debtors) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), (and the filings therein, the “Chapter 11 Filings”).  The Debtors were authorized by the Bankruptcy Court to administer the chapter 11 case (the “Chapter 11 Case”) under the caption “In re Axion International, Inc., et al.” Case No: 15-12415 (CSS).

The Debtors will continue to manage their properties and operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. Through the Chapter 11 Case, the Debtors seek to implement a sale of substantially all of assets of the Debtors pursuant to section 363(b) of the Bankruptcy Code (the “363 Sale”).

Debtor-in-Possession Term Loan Transaction

As previously disclosed on November 25, 2015, the Debtors reached an agreement with Plastic Ties Financing LLC (the “Lender”), regarding terms of a debtor-in-possession financial restructuring plan (the “Plan”).

Pursuant to the Plan, the parties thereto have agreed to support a financial reorganization of the Debtors consistent with the terms and conditions set forth in the debtor-in-possession term loan agreement, agreed to by the parties, as memorialized in a term sheet dated November 25, 2015 (the “DIP Term Sheet”). The DIP Term Sheet contemplates the implementation of a restructuring of the Company, which transaction will be effectuated through a chapter 11 plan of reorganization.

The key terms of the restructuring, as contemplated in the DIP Term Sheet, are as follows:

•	Commitment: The commitment is a maximum of $2.2 million (the “Commitment”).

•	Funding Dates: (i) No later than one (1) business day after entry of an interim financing order by the Court under Bankruptcy Code § 364(c) and (d) (in form and substance agreeable to the Debtors and the Lender) (the "Interim Order''), up to $850,000 of the Commitment shall be funded by the Lender (the "Interim Disbursement''); (ii) upon entry of a final financing order by the Court under Bankruptcy Code § 364(c) and (d) (in form and substance agreeable to the Debtors and Lender) (the "Final Order'') up to the maximum balance of the Commitment shall be made available by the Lender (the "Final Disbursement' ').

•	Interest: Twelve percent (12%) per annum (the "Interest''). Interest shall be due and payable monthly in cash in arrears.

•	Use of Proceeds: Proceeds of the loan shall be utilized as follows: (i) general working capital and operational expenses; (ii) administration of the Chapter 11 Case (in each case of (i) and (ii), in accordance with the cash flow budget prepared by the Debtors and approved by the Lender, in form and substance acceptable to the Lender on a line-by-line basis (the "Approved Budget”); and (iii) costs, expenses, closing payments, and all other payment amounts contemplated herein.

•	Term: Any and all then current outstanding principal amount of the DIP Loan (the "DIP Loan Principal'') plus any unpaid accrued interest or default interest (as the case may be) plus any costs and expenses and other amounts due (each, a "DIP Loan Obligation" and collectively, the "DIP Loan Obligations'') shall become due and payable in full in cash upon the earlier of the following (the "Due Date''): (i) conversion of any chapter 11 case to a case under Chapter 7 of the Bankruptcy Code; (ii) appointment of a trustee for the Debtor; (iii) dismissal of the Chapter 11 Case; and (iv) December 29, 2015 if the Final Order (DIP Loan) has not been entered.

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The foregoing is qualified in its entirety by reference to the DIP Term Sheet, a copy of which was attached as Exhibit 99.3 to the Company’s Form 8-K filed on December 1, 2015.

363 Sale

In connection with the 363 Sale, Allen R. Kronstadt (“Mr. Kronstadt”) will act as the stalking horse purchaser pursuant to the terms and conditions set forth in the Asset Purchase Agreement/Stalking Horse Term Sheet (the “Stalking Horse Term Sheet”). In accordance with the sale process under section 363 of the Bankruptcy Code, notice of the pending sale to Mr. Kronstadt will be given to third parties and competing bids will be solicited, with an independent committee of the Debtor’s board of managers established to manage the bidding process and evaluate bids.

Subject to certain conditions detailed in the Stalking Horse Term Sheet, as consideration for the costs and efforts to be expended by Mr. Kronstadt in negotiating the Stalking Horse Term Sheet, a break-up fee payable by the acquiring party to Mr. Kronstadt in the amount of $550,000 (the "Breakup Fee"), plus reimbursement of all reasonable expenses incurred in connection with Mr. Kronstadt’s efforts to negotiate and consummate the 363 Sale ("Expense Reimbursement"). The Breakup Fee and Expense Reimbursement shall constitute administrative expense claims pursuant to section 503(b) of the Bankruptcy Code and shall have priority over all other administrative expense claims.

A copy of the Stalking Horse Term Sheet was attached as Exhibit 99.4 to the Company’s Form 8-K filed on December 1, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 8, 2015	AXION INTERNATIONAL HOLDINGS, INC.

	By:	/s/ Donald W. Fallon
Donald W. Fallon Chief Financial Officer

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